Shareholder Meeting Results (Unaudited)
iSHARES®, INC.

A special meeting of shareholders of iShares, Inc. was scheduled on July 14, 2005 and subsequently adjourned until August 11, 2005. All proposals were approved by the shareholders except as noted below. The proposals acted upon by shareholders at the special meeting and the results of the shareholder vote were as follows:

Proposal 1*
To elect the eight nominees specified below as Directors of the Company, each of whom will serve until his/her successor is duly elected or appointed and qualified.

Director	Votes For	Votes Withheld
Lee T. Kranefuss	514,380,779	13,203,425
John E. Martinez	514,431,297	13,152,907
Richard K. Lyons	514,795,814	12,788,388
George G.C. Parker	509,155,829	18,428,374
W. Allen Reed	514,418,913	13,165,293
Cecilia H. Herbert	514,381,937	13,202,268
Charles A. Hurty	514,442,567	13,141,638
John E. Kerrigan	514,830,983	12,753,220
Messrs. Kranefuss, Martinez, Lyons, Reed and Parker previously served as Directors of the Company and were re-elected. Ms. Herbert and Messrs. Hurty and Kerrigan were newly elected.

Proposal 2A
To approve a change to the Company’s fundamental investment policy to simplify and conform the Fund’s investment restriction regarding issuing senior securities.

Votes For	Votes Against	Votes Abstaining	Broker Non-Votes **
228,253,406	6,247,816	2,102,848	86,351,206

Proposal 2B
To approve a change to the Company’s fundamental investment policy to simplify and conform the Fund’s investment restriction regarding the making of loans.

Votes For	Votes Against	Votes Abstaining	Broker Non-Votes **
227,119,660	6,799,093	2,685,316	86,351,207

Proposal 2C
This proposal did not apply to the Fund.

Proposal 2D
This proposal did not apply to the Fund.

Proposal 3
To approve a change in the classification of the investment objectives of the Fund from fundamental to non-fundamental. The shareholders of the Fund did not approve this proposal.

Votes For	Votes Against	Votes Abstaining	Broker Non-Votes **
214,218,625	19,731,770	2,653,675	86,351,206

Proposal 4
This proposal did not apply to the Fund.

*  Denotes Company-wide proposal and voting results.
**
Broker non-votes are proxies received by the Fund from brokers or nominees, who did not receive instructions from the beneficial owner or other persons entitled to vote, and who have no discretionary power to vote on a particular matter. Broker non-votes have the effect of a vote against the proposal.